EXHIBIT 99.1
                                                             ------------

   NEWS
   From Houston Wire & Cable Company,                FOR USE UPON RECEIPT
   Houston, Texas

   HOUSTON WIRE & CABLE COMPANY ELECTS SCOTT L. THOMPSON AND IAN STEWART FARWELL TO BOARD OF DIRECTORS

   HOUSTON, TEXAS--(BUSINESS WIRE--9:00 A.M. EST)--July 20, 2006-- Houston Wire & Cable Company (Nasdaq: HWCC), a leading distributor of specialty wire and cable throughout the United States, today announced the elections of Scott L. Thompson, a private investor and Ian Stewart Farwell, the CEO of Rheem Manufacturing Company, to its Board of Directors.

   Mr. Thompson consults with private equity companies and serves on the Board of Directors of Conn's, Inc. (Nasdaq: CONN), a specialty retailer of electronics and home appliances. Mr. Thompson was a founder of Group 1 Automotive, Inc. (NYSE: GPI), a fortune 500 specialty retailer in the automotive retailing industry. Mr. Thompson served as the CFO and Treasurer of Group 1 Automotive, Inc from 1996 until 2004. Mr. Thompson is a Certified Public Accountant.

   Mr. Farwell has been the CEO of Rheem Manufacturing Company since February 2006. Mr. Farwell served as COO of Rheem from June, 2002 until July, 2005 and he served as President of Rheem's HVAC Division from July, 2000 until June, 2002. Rheem Manufacturing Company is a leading North American producer of water heaters, central warm air furnaces and air conditioners, and swimming pool heaters and commercial boilers.

   "We are very pleased to welcome Scott and Stewart to our board of directors," said Charles A. Sorrentino, President and CEO of Houston Wire & Cable Company (www.houwire.com). "Their business experience, proven leadership and financial expertise will expand the effectiveness of our Board."

   Forward-Looking Statements
   This release contains information about management's view of the company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the company's S-1 Registration Statement. In addition, the forward-looking statements included in this press release represent the company's views as of the date of this press release and these views could change. However, while the company may elect to update these forward-looking statements at some point, the company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the company's views as of any date subsequent to the date of this press release.


   For more information:  Nic Graham, CFO, 713-609-2125